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                                AMENDMENT NO. 1
                                       TO
                            ASSET PURCHASE AGREEMENT
                            ------------------------


     This Amendment No. 1 is executed as of this 21st day of November, 1997 by and among Vermont Telecommunications Network Services, Inc., a Vermont corporation (the "Company"), Vermont Network Services Corporation, a Delaware corporation (the "Buyer") and Zoltan B. Keve, a resident of Shelburne, Vermont, and the Company's sole stockholder ("Keve"), as an amendment to a certain Asset Purchase Agreement dated November 13, 1997 (the "Purchase Agreement") by and among the Company, Buyer and Keve. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     WHEREAS, under the Purchase Agreement, Buyer agreed to purchase and the Company agreed to sell substantially all its assets, subject to certain conditions set forth therein;

     WHEREAS, the Company and Buyer agreed under the Purchase Agreement that an adjustment to the Purchase Price shall be made as set forth in Section 4.1 of the Purchase Agreement and that such adjustment shall be based on the Net Worth of the Company as of the Closing Date; and

     WHEREAS, the Company and Buyer wish to amend the Purchase Agreement to provide that the Net Worth of the Company for purposes of Section 4.1 of the Purchase Agreement shall be determined as of the close of business on October 31, 1997.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Buyer and Keve hereby amend the Purchase Agreement as follows:

     1.  Section 4.1 is modified in its entirety to read as follows:

         "4.1  Adjustment Based on Net Worth.
               -----------------------------

         (a) Promptly following the Closing, the Company shall cause to be prepared, at its expense, a Statement of Net Worth of the Company (together with supporting calculations in reasonable detail, the "Statement of Net Worth") showing as of the close of business on October 31, 1997 the Net Worth of the Company (the "Net Worth"). "Net Worth" shall mean the sum of the current assets (net of any Excluded Assets which are current assets), property and equipment (net of depreciation) and covenant not to compete of the Company, less the current liabilities (net of current installments of long-term debt) of the Company, determined as of the close of business on October 31, 1997 and in accordance with United States

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generally accepted accounting principles ("GAAP") applied on a basis consistent with the preparation of the Balance Sheet. The Company shall, at its expense, engage McSoley McCoy & Co. ("Company's Auditors") to prepare the Statement of Net Worth in accordance with the requirements set forth in this Section. The Buyer, Keve and the Company shall cooperate fully in the preparation of such statement. The Company's Auditors shall complete such statement within twenty days after the Closing Date. Upon completion of such statement, the Company shall deliver the Statement of Net Worth to the Buyer.

         (b) If the Net Worth, as set forth on the Statement of Net Worth as conclusively determined under Section 4.3 (the Net Worth as conclusively determined, the "Certified NW"), is less than $330,000, then the Company shall pay to Buyer, the amount of such deficiency. If the Certified NW is greater than $330,000, then the Buyer shall pay the amount of such excess to the Company. Any payment pursuant to this Section 4.1(b) shall be made within thirty days following the date on which the Statement of Net Worth (including the Certified NW calculation) becomes definitive pursuant to Section 4.3. Payment made pursuant to this Section 4.1(b) shall be made by certified check or wire transfer of immediately available funds to an account designated by the party receiving payment."

     2.  The Company and Keve hereby ratify and confirm the provisions of
Section 9.2 of the Purchase Agreement, and acknowledge and agree that the provisions of said Section 9.2 are and shall be applicable, with equal force and effect, with respect to the period from November 1, 1997 to the Closing.

     3. The Purchase Agreement, as modified by this Amendment No. 1, is hereby ratified and confirmed in its entirety.

     IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 on the date first above written.

Vermont Network Services Corporation,
a Delaware Corporation


By: /s/ Franklin A. Reece       /s/ Zoltan B. Keve
    ----------------------      ------------------
                                Zoltan B. Keve
   Its: President

Vermont Telecommunications Network
Services, Inc., a Vermont corporation


By: /s/ Zoltan B. Keve
    ------------------

   Its: President

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